Exhibit 10.1

14193 NW 119th Terrace Suite #10 Alachua, FL 32615

July 29, 2019

Matthew Feinsod

Dear Matt,

On behalf of Applied Genetic Technologies Corporation (the “Company” or “AGTC”), I am pleased to extend to you the following offer of promotion to the position of Executive Vice President of Global Strategy and Development, reporting to Theresa Heah. You may continue to see patients one-day a week and you may continue to perform third-party consulting services provided that such activities do not conflict or interfere with your responsibilities or conflict with the company’s standard PIIA which will be provided to you.

The details of the offer are as follows:

Effective Date:  August 1, 2019

Salary:      Annually: $400,000 ($16,666.67 per pay period).

Bonus Plan:    You will be eligible for a bonus of up to 30% of your annual salary based on completion of specific goals defined and agreed to at the beginning of each fiscal year (July 1st). Please note that (i) you must be an employee at the time of the scheduled bonus payment to receive the bonus, and (ii) the determination of whether a bonus is paid in any given year is subject to the approval of the Compensation Committee of the Board of Directors.

Benefits:    AGTC will continue to provide you with the standard health, welfare and retirement benefits coverage as defined by Company policy.

Legal Fees:   The Company will pay up to $12,000 towards legal fees actually incurred by you in connection with the negotiation and evaluation of this offer within thirty (30) days following the presentation of documentation thereof.

PTO:      PTO will carry on from your current position and accrue as defined by Company policy.

14193 NW 119th Terrace Suite #10 Alachua, FL 32615

Stock Options:  The Company has approved, effective as of the date hereof, the grant to you of options (the “Options”) to purchase an aggregate of 100,000 shares of the Company’s common stock pursuant to the Company’s 2013 Equity and Incentive Plan (the “Plan”). The Options shall be subject to the terms and conditions set forth in the Plan and the Stock Option Award Agreement to be entered into by you and the Company following the grant with the following terms: (i) the common stock issuable pursuant to such Options will be issuable at an exercise price per share equal to closing price of the Company’s common stock on the Nasdaq Global Market on the date hereof; (ii) each such option will have a term of ten years from the date hereof; and (iii) the Options will vest upon the achievement of certain milestones as set forth in the Stock Option Award Agreement. Each milestone will be deemed achieved if approved by the Company’s chief executive officer upon certification by the Company’s chief executive officer to the Board, and with such certification accepted by the Board. If there is a Change of Control (as defined below) and you are not offered the position of Executive Vice President of Global Strategy and Development, then immediately upon the Change of Control all of the Options shall immediately vest and become exercisable.

Working Remotely, Relocation and Reimbursement:

We have agreed that you may maintain your current residence.

(i)  you may work from home and will travel to the Company’s offices in Alachua, Florida and Cambridge Massachusetts, or to other locations as necessary or appropriate in connection with the performance of your duties; and

(ii)  as long as you remain a “remote employee” you will be subject to the Company’s Remote Employee Policy.

This letter agreement is not intended to and it does not create any employment contract for any specified term or duration between you and the Company. Your employment with the Company is terminable at any time, by yourself upon two weeks written notice, or by the Company upon two weeks written notice or payment of salary in lieu thereof. Your employment may also be terminated for cause by the Company at any time without advance written notice. “Cause” is defined for purposes of your employment as including any of the following:

•  Your failure to effectively carry out your duties and responsibilities, as evaluated and determined by the Company in its absolute discretion;

14193 NW 119th Terrace Suite #10 Alachua, FL 32615

•  Violation of requirements of this letter, the Company’s Code of Ethics, the Employee Handbook, or any other relevant Company policy or procedure;

•  Conduct which, in the Company’s determination, causes embarrassment or loss of credibility to the Company, its employees, products or services, or the position that you hold, or which causes the Board to lose confidence in you.

•  Conduct which, in the Company’s determination, violates the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, or which involves dishonesty, moral turpitude, or misrepresentation.

For purposes of this letter agreement, “Change of Control” shall mean and shall be deemed to have occurred, if:

•  any Person, excluding (i) employee benefit plans of the Company or any of its affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, which Rules shall apply for purposes of this clause whether or not the Company is subject to the Exchange Act), directly or indirectly, of Company securities representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities (“Voting Power”);

•  the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined Voting Power immediately after such Fundamental Transaction of (i) the Company’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

•  the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or the consummation of the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets; or

•  during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period or whose appointment, election or nomination was previously so approved or recommended) cease for any reason to constitute at least a majority of the Board.

14193 NW 119th Terrace Suite #10 Alachua, FL 32615

In all respects, the definition of Change in Control shall be interpreted to comply with Section 409A, and any successor statute, regulation and guidance thereto:

For purposes of this letter agreement, “Good Reason” shall mean:

•  Either before or after a Change in Control, a requirement that you either (i) perform the majority of your services to the Company in any location beyond a fifty (50) mile radius of Cambridge, Massachusetts; and/or (ii) relocate your residence beyond a fifty (50) mile radius of your residence as of the date of the Change of Control;

•  Upon the sale of all or substantially all of the stock or assets of the Company, whether by merger, acquisition or otherwise, the successor company does not offer you a position with substantially equivalent responsibilities; and/or

•  Upon the sale of all or substantially all of the stock or assets of the Company, whether by merger, acquisition or otherwise, the successor company does not offer you a position with total compensation and benefits at least equivalent to those you received from the Company immediately prior to such sale.

If your employment is terminated because either (A) the Company terminates your employment without Cause or (B) you terminate your employment for Good Reason (and provided that you execute and do not revoke a Release and Settlement Agreement in the form reasonably acceptable to the Company and you), then: (i) you will be entitled to receive an amount equal to nine (9) months of your then-base salary, which shall include base salary and bonus earned (less all applicable deductions); and (ii) the Company’s payment of the Company portion of the premium for benefits that you continue pursuant to the Consolidated Omnibus Benefits Reconciliation Act of 1984, as amended, payable in a lump sum or as otherwise agreed to by you and the Company.

14193 NW 119th Terrace Suite #10 Alachua, FL 32615

We look forward to your favorable response, which you can indicate by returning to us a copy of this letter duly signed and dated in the space provided, whereupon this letter agreement shall become binding upon you and the Company.

Sincerely,

/s/ Susan Washer

Susan Washer, President and CEO

ACKNOWLEDGED AND AGREED:

/s/ Matthew Feinsod                                                                                                          July 29, 2019

Matthew Feinsod                                                                                                                              Date